Exhibit 99.1

LIVE OAK BANCSHARES, INC. REPORTS FOURTH QUARTER 2020 RESULTS

Wilmington, NC, January 27, 2021 - Live Oak Bancshares, Inc. (Nasdaq: LOB) (“Live Oak” or “the Company”) today reported fourth quarter 2020 net earnings available to common shareholders of $29.6 million, or $0.68 per diluted share, as the Company continues to execute on our strategic priorities that we believe will deliver long-term earnings for our shareholders.  Net earnings for the year ended December 31, 2020, totaled $59.5 million, or $1.43 per diluted share.

“Our mission to be America’s small business bank has never been more important. The past year was incredibly challenging for our country’s entrepreneurs, and their drive and determination reinforce why we want to fundamentally shift the way banking is done,” said James S. Mahan, III, Chairman and Chief Executive Officer of Live Oak Bancshares. “As our efforts to drive rapid change in financial technology gained momentum in 2020, our teams continued their relentless focus on supporting customers in a time unequaled in recent history. In 2020, we grew assets by $3 billion by serving small businesses across the U.S. and significantly increased net income.  Our balance sheet and funding model position us very well to serve America’s small businesses in the coming year. We will continue to drive the core earnings of the bank, while providing vital capital to small business owners who are the cornerstone of our country’s economy.”

Year over Year Highlights

(Dollars in thousands, except per share data)			Increase (Decrease)
	2020	2019	Dollars	Percent
Net interest income and servicing revenues	$221,323	$168,116	$53,207	32%
Net income	59,543	18,034	41,509	230
Diluted earnings per share	1.43	0.44	0.99	225
Non-GAAP net income (1)	60,507	18,220	42,287	232
Non-GAAP diluted earnings per share (1)	1.45	0.45	1.00	222
Loan and lease production:
Loans and leases originated	$4,450,198	$2,001,886	$2,448,312	122%
% Fully funded	78.6%	51.4%	n/a	n/a
Total loans and leases:	$6,320,552	$3,593,733	$2,726,819	76%
Total assets:	7,872,303	4,812,828	3,059,475	64
Total deposits:	5,712,828	4,226,980	1,485,848	35

Fourth Quarter 2020 Key Measures

(Dollars in thousands, except per share data)			Increase (Decrease)
	Q4 2020	Q4 2019	Dollars	Percent	Q3 2020
Net interest income and servicing revenues	$68,985	$44,741	$24,244	54%	$58,166
Net income	29,588	6,832	22,756	333	33,780
Diluted earnings per share	0.68	0.17	0.51	300	0.81
Non-GAAP net income (1)	29,778	6,832	22,946	336	34,554
Non-GAAP diluted earnings per share (1)	0.69	0.17	0.52	303	0.83
Loan and lease production:
Loans and leases originated	$808,010	$523,688	$284,322	54%	$966,499
% Fully funded	55.6%	49.0%	n/a	n/a	72.9%

(1) See accompanying GAAP to Non-GAAP Reconciliation.

Loans and Leases

At December 31, 2020, the total loan and lease portfolio increased to $6.32 billion, 75.9% above its level a year ago and 1.5% above its level at September 30, 2020.  Compared to the third quarter of 2020, loans and leases held for investment increased $107.9 million, or 2.1%, to $5.15 billion while loans held for sale decreased $14.7 million, or 1.2%, to $1.18 billion.  The total loan and lease portfolio at December 31, 2020, and September 30, 2020, of $6.32 billion and $6.23 billion, respectively, was comprised of 40.4% and 37.9% of unguaranteed loans and leases, respectively. Average loans and leases were $6.29 billion during the fourth quarter of 2020 compared to $5.87 billion during the third quarter of 2020.

The total loan and lease portfolio of $6.32 billion is comprised of $1.50 billion of Paycheck Protection Program (“PPP”) loans, net of deferred fees and costs, at December 31, 2020.  PPP loans comprised $1.76 billion of the total loans and leases originated during the year ended December 31, 2020 and are carried at historical cost classified as held for investment.

Loan and lease originations for the year ended December 31, 2020, increased by 122.3% to $4.45 billion compared to $2.00 billion for the year ended December 31, 2019. Excluding PPP loans, loan and lease originations totaled $2.69 billion for the year ended December 31, 2020, an increase of 34.3% compared to the prior year.  Loan and lease originations totaled $808.0 million during the fourth quarter of 2020, a decrease of $158.5 million, or 16.4%, from the third quarter of 2020.

Loans and leases held for investment, loan and lease originations, and average loans and leases were impacted by PPP loans originated in the second and third quarters of 2020.  The unguaranteed percentage of the total loan and lease portfolio, as previously mentioned, is significantly influenced by the addition of PPP loans carrying a 100% government guarantee.

Deposits

Total deposits increased to $5.71 billion at December 31, 2020, an increase of $1.49 billion compared to December 31, 2019, and an increase of $6.8 million compared to September 30, 2020.

The modest increase in total deposits from the prior quarter is the result of utilization of heightened liquidity levels on the balance sheet at the start of the quarter in response to COVID-19 uncertainties.  Average total interest-bearing deposits for the fourth quarter of 2020 decreased $138.6 million, or 2.4%, to $5.55 billion, compared to $5.69 billion for the third quarter of 2020. The ratio of average total loans and leases to average interest-bearing deposits was 113.4% for the fourth quarter of 2020, compared to 103.1% for the third quarter of 2020.  The ratio is influenced by average PPP loan volume and the use of the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”) classified as long-term borrowings.

Borrowings

Borrowings totaled $1.54 billion at December 31, 2020, compared to $14 thousand and $1.75 billion at December 31, 2019, and September 30, 2020, respectively.  During the fourth quarter of 2020, the Company decreased borrowings by $205.0 million primarily by reducing the outstanding balance in the Federal Reserve’s PPPLF to $1.53 billion as of December 31, 2020.  The PPPLF has a 100% advance rate equal to the principal amount of PPP loans pledged as security, carries an interest rate of 0.35% and loans financed under the PPPLF have a neutral impact on regulatory leverage capital ratios.

Net Interest Income

Net interest income for the fourth quarter of 2020 rose to $62.3 million compared to $38.0 million for the fourth quarter of 2019 and $51.4 million for the third quarter of 2020. Net interest income for the year ended December 31, 2020 totaled $194.7 million, a $54.6 million increase from the prior year primarily due to the increases in the volume of interest earning assets.

The increase for the fourth quarter of 2020 compared to the fourth quarter of 2019 was driven by the significant growth in the total loan and lease portfolios reflecting the Company's ongoing initiative to grow recurring revenue sources and further enhanced by the origination of $1.76 billion in PPP loans in the second and third quarters of 2020.

The increase from the third quarter of 2020 arose principally from a higher average loan and lease portfolio balance enhanced by a 56-basis point improvement in the net interest margin from 2.77% to 3.33%.  The increase in interest earning asset yields of 39 basis points was primarily driven by fees recognized on PPP loans originated in the second and third quarters of 2020.  The asset yield was complimented by the 14-basis point reduction in the average cost of interest-bearing liabilities from 1.27% for the quarter ended September 30, 2020, to 1.13% for the quarter ended December 31, 2020.  The reduction in the cost of interest-bearing liabilities over the third quarter was largely the result of a lag in deposit repricing from the first quarter of 2020 cuts in federal funds rates combined with runoff of higher rate maturing deposits.

Noninterest Income

Noninterest income for the fourth quarter of 2020 decreased to $10.8 million compared to $20.1 million for the fourth quarter of 2019 and $47.0 million for the third quarter of 2020.

The primary drivers of the decrease compared to the fourth quarter of 2019 and the third quarter of 2020 were net loss on loans accounted for under the fair value option and equity method investment losses. The net loss on loans accounted for under the fair value option totaled $4.8 million for the fourth quarter of 2020, a $6.2 million decrease compared to the net gain for the fourth quarter of 2019 and a $8.2 million decrease compared to the net gain for the third quarter of 2020. The valuation of loans was negatively impacted by market conditions arising from the impact of COVID-19 and model refinements in recognition of loss experience in non-mature verticals. Equity method investments loss totaled $8.7 million for the fourth quarter of 2020, a $7.0 million increase from the loss for the fourth quarter of 2019 and a $7.5 million increase from the loss for the third quarter of 2020. The higher loss for the fourth quarter of 2020 was largely a product of the Company’s pro rata portion of income tax expense arising from an investee’s conversion from a partnership to a corporation.

Additionally, the loan servicing asset revaluation resulted in a loss of $5.8 million for the fourth quarter of 2020 compared to a loss of $4.1 million for the fourth quarter of 2019 and a gain of $2.1 million for the third quarter of 2020.  The increase in the negative loan servicing asset revaluation was largely the result of increased paydowns combined with the above mentioned COVID-19 impacted market conditions.  Compared to the prior quarter, equity security investment gains decreased $14.6 million to $107 thousand for the fourth quarter of 2020 following the recognition of a $13.7 million non-cash gain during the third quarter of 2020 arising from the increase in the market value of the Company’s investment in Greenlight Financial Technology, Inc.

Partially offsetting the decrease in noninterest income, the Company’s net gains on sales of loans increased $3.6 million to $15.0 million in the fourth quarter of 2020 compared to $11.4 million in the fourth quarter of 2019 and increased $2.3 million compared to $12.7 million in the third quarter of 2020.  The volume of guaranteed loan sales in the fourth quarter of 2020 remained relatively flat at $110.6 million compared to $105.0 million in the fourth quarter of 2019 and $114.7 million in the third quarter of 2020.

The average net gain on guaranteed loan sales increased to $115.9 thousand per million sold in the fourth quarter of 2020 versus $106.2 thousand in the fourth quarter of 2019 and $110.2 thousand in the third quarter of 2020.  The increase in average guaranteed loan sale pricing from the fourth quarter of 2019 was driven by the mix of loans sold by the Company and market conditions for the purchase of guaranteed loans.

Noninterest Expense

Noninterest expense for the fourth quarter of 2020 increased to $52.4 million compared to $44.4 million for the fourth quarter of 2019 and $42.7 million for the third quarter of 2020.

Salaries and employee benefits for the fourth quarter of 2020 increased to $29.5 million compared to $24.1 million for the fourth quarter of 2019 and $24.2 million for the third quarter of 2020.  The increase in salaries and benefits of $5.4 million compared to the fourth quarter of 2019 and $5.3 million compared to the third quarter of 2020 was largely driven by the vesting of approximately 2.5 million restricted stock unit awards with market price conditions that impacted both compensation expense and payroll tax expense by a combined $4.1 million.

Also contributing to the increase in noninterest expense was other expense of $4.2 million for the fourth quarter of 2020, an increase of $1.9 million compared to the fourth quarter of 2019 and $2.1 million from the third quarter of 2020.  The increase in other expense for the fourth quarter of 2020 compared to the fourth quarter of 2019 and third quarter of 2020 was largely comprised of increased franchise tax accruals and other operational expenses. Also influencing the quarter over quarter increase in other expense was a third quarter recovery from a previously recognized asset impairment.

The increase in noninterest expense for the fourth quarter of 2020 compared to the fourth quarter of 2019 was mitigated in part by a decrease in travel expense of $1.2 million.

Asset Quality

Net charge-offs for loans carried at historical cost were $537 thousand in the fourth quarter of 2020 compared to $10.1 million in the third quarter of 2020 and $536 thousand in the fourth quarter of 2019.  Net charge-offs as a percentage of average held for investment loans and leases carried at historical cost, annualized, for the quarters ended December 31, 2020 and 2019, was 0.05% and 0.13%, respectively.  Net charge-offs for loans carried at historical cost for the year ended December 31, 2020, totaled $15.3 million compared to $1.4 million for the year ended December 31, 2019.  The increase in net charge-offs for the year ended December 31, 2020, was principally driven by the third quarter reclassification of fifteen hotel loans from held for investment to held for sale totaling $81.2 million in net investment.  The reclassification to held for sale resulted in a write down reflected in charge-offs of $9.8 million.  Net charge-offs as a percentage of total average held for investment loans and leases carried at historical cost for the years ended December 31, 2020 and 2019, were 0.45% and 0.10%, respectively.

Unguaranteed nonperforming (nonaccrual) loans and leases, excluding $5.4 million and $7.5 million accounted for under the fair value option at December 31, 2020, and September 30, 2020, respectively, decreased to $20.1 million, or 0.46% of loans and leases held for investment which are carried at historical cost, at December 31, 2020, compared to $20.2 million, or 0.48%, at September 30, 2020.

The unguaranteed exposure of foreclosed assets increased $293 thousand to $935 thousand at December 31, 2020, compared to September 30, 2020.  Foreclosed assets increased $891 thousand to $4.2 million at December 31, 2020, from $3.3 million at September 30, 2020.

Provision for Loan and Lease Credit Losses

The provision for loan and lease credit losses for the fourth quarter of 2020 totaled $8.6 million compared to $10.3 million for the third quarter of 2020 and $4.8 million for the fourth quarter of 2019.  The Company adopted the new current expected credit losses (“CECL”) standard effective January 1, 2020, and accordingly determined to use forecasted levels of unemployment as a primary economic variable in forecasting future expected losses.  Ongoing developments and changing economic forecasts related to the COVID-19 pandemic significantly influences the Company’s allowance for credit losses on loans and leases.  This, combined with the growing loan and lease portfolio and model refinements in recognition of loss experience in non-mature verticals, resulted in $40.7 million of provision for loan and lease credit losses for the year ended December 31, 2020, compared to $15.2 million for the year ended December 31, 2019.

The allowance for credit losses on loans and leases totaled $52.3 million at December 31, 2020, compared to $44.2 million at September 30, 2020. The allowance for credit losses on loans and leases as a percentage of total loans and leases held for investment carried at historical cost was 1.21% and 1.05% at December 31, 2020, and September 30, 2020, respectively.  The allowance for credit losses on loans and leases as a percentage of total loans and leases held for investment carried at historical cost is heavily influenced by the 100% guaranteed PPP loans.

Income Tax

Income tax benefit in the fourth quarter of 2020 was $17.6 million compared to a net income tax expense in the fourth quarter of 2019 of $2.1 million and an income tax expense of $11.7 million in the third quarter of 2020.  The income tax benefit for the fourth quarter of 2020 was principally the product of the previously mentioned vesting of restricted stock unit awards with market price conditions during the fourth quarter.  Upon vesting, the fair value of these awards exceeded the total compensation cost recognized by the Company for book purposes, which resulted in the recognition of a tax benefit of $22.1 million.  For the year ended December 31, 2020, there was a total income tax benefit of $12.2 million largely driven by the vesting of restricted stock awards in the fourth quarter in addition to a tax benefit of $3.7 million due to the enactment of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) on March 27, 2020, which allows the carryback of certain net operating losses to each of the five taxable years preceding the taxable year of such losses.

Shareholders’ Equity

Total shareholders’ equity decreased by $16.3 million, or 2.8%, during the fourth quarter of 2020.  This decrease was principally due to cash paid for employee tax obligations in lieu of stock for settlement of vested restricted stock unit awards discussed above.  Total cash paid in lieu of stock during the fourth quarter was $49.0 million.

During 2020, 1,807,774 shares of Class B common stock (non-voting) were converted to Class A common stock (voting) in connection with private sales. The conversion decreased the value of Class B common stock (non-voting) and increased the value of Class A common stock (voting) by $19.1 million.

Conference Call

Live Oak will host a conference call to discuss quarterly results at 9:00 a.m. ET tomorrow morning (January 28, 2021). Media representatives, analysts and the public are invited to listen to this discussion by calling (844) 743-2494 (domestic) or (661) 378-9528 (international) with conference ID 9778804. A live webcast of the conference call along with presentation materials referenced during the conference call will be available on the Investor Relations page of the Company’s website at http://investor.liveoakbank.com. A replay of the conference call will also be available until February 4, 2021 and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international).

CFO Commentary

Additional commentary on the quarter by Brett Caines, Chief Financial Officer of the Company, is available at http://investor.liveoakbank.com in the supporting materials for the conference call.

Important Note Regarding Forward-Looking Statements

Statements in this press release that are based on other than historical data or that express the Company’s plans or expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include changes in Small Business Administration (“SBA”) rules, regulations or loan products, including the Section 7(a) program, changes in SBA standard operating procedures or changes in Live Oak Banking Company's status as an SBA Preferred Lender; changes in rules, regulations or procedures for other government loan programs, including those of the United States Department of Agriculture; the potential impacts of the Coronavirus Disease 2019 (COVID-19) pandemic on trade (including supply chains and export levels), travel, employee productivity and other economic activities that may have a destabilizing and negative effect on financial markets, economic activity and customer behavior; a reduction in or the termination of the Company's ability to use the technology-based platform that is critical to the success of its business model, including a failure in or a breach of operational or security systems; competition from other lenders; the Company's ability to attract and retain key personnel; market and economic conditions and the associated impact on the Company; operational, liquidity and credit risks associated with the Company's business; the impact of heightened regulatory scrutiny of financial products and services and the Company's ability to comply with regulatory requirements and expectations; and the other factors discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

About Live Oak Bancshares, Inc.

Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and the parent company of Live Oak Bank.  Live Oak Bancshares and its subsidiaries partner with businesses that share a groundbreaking focus on service and technology to redefine banking. To learn more, visit www.liveoakbank.com.

Contacts:

Brett Caines | CFO | Investor Relations | 910.796.1645 & Micah Davis | CMO | Media Relations | 910.550.2255

Live Oak Bancshares, Inc.

Quarterly Statements of Income (unaudited)

(Dollars in thousands, except per share data)

	Three months ended
	4Q 2020	3Q 2020	2Q 2020	1Q 2020	4Q 2019
Interest income
Loans and fees on loans	$79,166	$70,621	$62,022	$58,961	$57,017
Investment securities, taxable	3,345	4,123	3,786	3,762	3,911
Other interest earning assets	529	334	1,009	750	885
Total interest income	83,040	75,078	66,817	63,473	61,813
Interest expense
Deposits	19,195	22,155	25,121	23,255	23,801
Borrowings	1,544	1,560	798	57	1
Total interest expense	20,739	23,715	25,919	23,312	23,802
Net interest income	62,301	51,363	40,898	40,161	38,011
Provision for loan and lease credit losses	8,634	10,274	9,958	11,792	4,809
Net interest income after provision for loan and lease credit losses	53,667	41,089	30,940	28,369	33,202
Noninterest income
Loan servicing revenue	6,684	6,803	6,691	6,422	6,730
Loan servicing asset revaluation	(5,756)	2,061	(1,571)	(4,692)	(4,135)
Net gains on sales of loans	14,976	12,690	10,695	11,112	11,364
Net (loss) gain on loans accounted for under the fair value option	(4,759)	3,403	(1,089)	(10,638)	1,432
Equity method investments income (loss)	(8,739)	(1,231)	(2,243)	(2,478)	(1,769)
Equity security investments gains (losses), net	107	14,705	161	(64)	54
Gain (loss) on sale of investment securities available-for-sale, net	—	1,225	734	(79)	528
Lease income	2,615	2,634	2,635	2,624	2,600
Management fee income	2,206	1,296	1,206	1,644	1,556
Other noninterest income	3,469	3,458	5,192	1,891	1,765
Total noninterest income	10,803	47,044	22,411	5,742	20,125
Noninterest expense
Salaries and employee benefits	29,477	24,203	30,782	28,063	24,072
Travel expense	1,056	250	364	1,781	2,246
Professional services expense	1,691	1,346	1,385	1,937	983
Advertising and marketing expense	973	552	624	1,361	1,630
Occupancy expense	2,302	2,079	1,955	2,421	2,528
Data processing expense	3,414	3,009	2,764	3,157	1,847
Equipment expense	4,002	4,314	4,652	4,635	4,402
Other loan origination and maintenance expense	3,173	2,669	2,492	2,456	2,390
FDIC insurance	2,147	2,095	1,721	1,510	2,012
Other expense	4,200	2,133	1,361	2,170	2,300
Total noninterest expense	52,435	42,650	48,100	49,491	44,410
Income (loss) before taxes	12,035	45,483	5,251	(15,380)	8,917
Income tax (benefit) expense	(17,553)	11,703	1,474	(7,778)	2,085
Net income (loss)	$29,588	$33,780	$3,777	$(7,602)	$6,832
Earnings (loss) per share
Basic	$0.72	$0.83	$0.09	$(0.19)	$0.17
Diluted	$0.68	$0.81	$0.09	$(0.19)	$0.17
Weighted average shares outstanding
Basic	41,320,851	40,542,696	40,506,671	40,334,179	40,291,867
Diluted	43,333,707	41,549,632	41,122,025	41,074,049	41,178,472

Live Oak Bancshares, Inc.

Quarterly Balance Sheets (unaudited)

(Dollars in thousands)

	As of the quarter ended
	4Q 2020	3Q 2020	2Q 2020	1Q 2020	4Q 2019
Assets
Cash and due from banks	$297,167	$608,826	$1,256,958	$254,077	$124,610
Federal funds sold	21,153	25,924	91,188	158,226	96,787
Certificates of deposit with other banks	6,500	7,250	7,250	7,250	7,250
Investment securities available-for-sale	750,098	765,777	779,794	574,168	540,045
Loans held for sale (1)	1,175,470	1,190,200	976,594	996,050	966,447
Loans and leases held for investment (2)	5,145,082	5,037,199	4,650,056	2,817,491	2,627,286
Allowance for credit losses on loans and leases	(52,306)	(44,210)	(44,083)	(35,906)	(28,234)
Net loans and leases	5,092,776	4,992,989	4,605,973	2,781,585	2,599,052
Premises and equipment, net	259,267	253,737	269,063	274,177	279,099
Foreclosed assets	4,155	3,264	5,660	6,744	5,612
Servicing assets	33,918	37,831	33,834	33,532	35,365
Other assets	231,799	207,583	182,840	187,760	158,561
Total assets	$7,872,303	$8,093,381	$8,209,154	$5,273,569	$4,812,828
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$75,287	$58,771	$53,938	$51,275	$51,965
Interest-bearing	5,637,541	5,647,273	5,819,354	4,588,126	4,175,015
Total deposits	5,712,828	5,706,044	5,873,292	4,639,401	4,226,980
Borrowings	1,542,093	1,747,083	1,721,029	50,012	14
Other liabilities	49,532	56,090	66,398	50,384	53,448
Total liabilities	7,304,453	7,509,217	7,660,719	4,739,797	4,280,442
Shareholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Class A common stock (voting)	298,890	325,753	319,542	314,994	309,526
Class B common stock (non-voting)	11,729	26,106	28,753	28,753	30,871
Retained earnings	235,724	207,400	174,837	172,276	180,265
Accumulated other comprehensive income	21,507	24,905	25,303	17,749	11,724
Total equity	567,850	584,164	548,435	533,772	532,386
Total liabilities and shareholders’ equity	$7,872,303	$8,093,381	$8,209,154	$5,273,569	$4,812,828

(1)

Includes $36.1 million, $30.4 million, $32.1 million, $19.2 million and $16.2 million measured at fair value for the quarters ended December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019, respectively.

(2)

Includes $815.4 million, $845.7 million, $834.6 million, $831.4 million and $824.5 million measured at fair value for the quarters ended December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019, respectively.

Live Oak Bancshares, Inc.

Statements of Income (unaudited)

(Dollars in thousands, except per share data)

	Twelve months ended
	December 31, 2020	December 31, 2019
Interest income
Loans and fees on loans	$270,770	$207,836
Investment securities, taxable	15,016	15,345
Other interest earning assets	2,622	4,799
Total interest income	288,408	227,980
Interest expense
Deposits	89,726	87,897
Borrowings	3,959	1
Total interest expense	93,685	87,898
Net interest income	194,723	140,082
Provision for loan and lease credit losses	40,658	15,212
Net interest income after provision for loan and lease credit losses	154,065	124,870
Noninterest income
Loan servicing revenue	26,600	28,034
Loan servicing asset revaluation	(9,958)	(16,581)
Net gains on sales of loans	49,473	29,002
Net (loss) gain on loans accounted for under the fair value option	(13,083)	7,408
Equity method investments income (loss)	(14,691)	(7,889)
Equity security investments gains (losses), net	14,909	3,532
Gain on sale of investment securities available-for-sale, net	1,880	620
Lease income	10,508	9,655
Management fee income	6,352	1,742
Other noninterest income	14,010	7,996
Total noninterest income	86,000	63,519
Noninterest expense
Salaries and employee benefits	112,525	90,634
Travel expense	3,451	6,921
Professional services expense	6,359	6,859
Advertising and marketing expense	3,510	5,936
Occupancy expense	8,757	8,116
Data processing expense	12,344	9,265
Equipment expense	17,603	16,327
Other loan origination and maintenance expense	10,790	9,272
Renewable energy tax credit investment impairment	—	602
FDIC insurance	7,473	3,447
Other expense	9,864	7,545
Total noninterest expense	192,676	164,924
Income before taxes	47,389	23,465
Income tax (benefit) expense	(12,154)	5,431
Net income	$59,543	$18,034
Earnings per share
Basic	$1.46	$0.45
Diluted	$1.43	$0.44
Weighted average shares outstanding
Basic	40,677,496	40,222,758
Diluted	41,771,250	41,053,514

Live Oak Bancshares, Inc.

Quarterly Selected Financial Data

(Dollars in thousands, except per share data)

	As of and for the three months ended
	4Q 2020	3Q 2020	2Q 2020	1Q 2020	4Q 2019
Income Statement Data
Net income (loss)	$29,588	$33,780	$3,777	$(7,602)	$6,832
Per Common Share
Net income (loss), basic	$0.72	$0.83	$0.09	$(0.19)	$0.17
Net income (loss), diluted	0.68	0.81	0.09	(0.19)	0.17
Dividends declared	0.03	0.03	0.03	0.03	0.03
Book value	13.38	14.69	13.53	13.22	13.20
Tangible book value (1)	13.28	14.30	13.43	13.22	13.20
Performance Ratios
Return on average assets (annualized)	1.49%	1.67%	0.22%	(0.61)%	0.58%
Return on average equity (annualized)	19.86	23.64	2.68	(5.64)	5.06
Net interest margin	3.33	2.77	2.56	3.55	3.57
Efficiency ratio (1)	71.73	43.89	76.87	107.63	77.09
Noninterest income to total revenue	14.78	47.15	34.64	12.66	34.02
Selected Loan Metrics
Loans and leases originated	$808,010	$966,499	$2,175,055	$500,634	$523,688
Guaranteed loans sold	110,588	114,731	154,980	162,297	105,002
Average net gain on sale of guaranteed loans	115.94	110.19	66.76	63.71	106.16
Adjusted average net gain on sale of guaranteed loans (2)	114.07	107.99	65.94	83.48	94.86
Outstanding balance of sold loans serviced:
Guaranteed	2,819,625	2,878,664	2,840,429	2,761,015	2,746,480
Unguaranteed	385,998	264,829	231,602	223,587	224,127
Total	3,205,623	3,143,493	3,072,031	2,984,602	2,970,607
Asset Quality Ratios
Allowance for credit losses to loans and leases held for investment (4)	1.21%	1.05%	1.16%	1.81%	1.57%
Net charge-offs (4)	$537	$10,147	$1,781	$2,799	$536
Net charge-offs to average loans and leases held for investment (3) (4)	0.05%	1.03%	0.21%	0.58%	0.13%
Nonperforming loans and leases (4) (5)	$46,110	$46,749	$40,275	$34,088	$21,937
Foreclosed assets	4,155	3,264	5,660	6,744	5,612
Nonperforming loans and leases (unguaranteed exposure) (4) (5)	20,078	20,153	13,122	9,623	7,224
Foreclosed assets (unguaranteed exposure)	935	642	1,199	1,478	1,120
Nonperforming loans and leases not guaranteed by the SBA and foreclosures (4) (5)	$21,013	$20,795	$14,321	$11,101	$8,344
Nonperforming loans, leases and foreclosures, not guaranteed by the SBA, to total assets (4) (5)	0.30%	0.29%	0.20%	0.25%	0.21%
Nonperforming loans accounted for under the fair value option	$35,499	$47,434	$46,221	$60,558	$49,739
Nonperforming loans accounted for under the fair value option (unguaranteed exposure)	5,387	7,495	6,352	8,193	6,700
Capital Ratios
Common equity tier 1 capital (to risk-weighted assets)	12.21%	13.09%	12.84%	13.81%	14.90%
Total capital (to risk-weighted assets)	13.45	14.19	13.99	14.83	15.74
Tier 1 risk based capital (to risk-weighted assets)	12.21	13.09	12.84	13.81	14.90
Tier 1 leverage capital (to average assets)	8.40	8.44	7.96	9.94	10.65

Notes to Quarterly Selected Financial Data

(1)  See accompanying GAAP to Non-GAAP Reconciliation.

(2)  Excludes fair value gain/loss on exchange-traded interest rate futures contracts.

(3)  Quarterly net charge-offs as a percentage of quarterly average loans and leases held for investment, annualized.

(4)  Excludes loans measured at fair value.

(5)  The quarters ended December 31, 2020 and September 30, 2020 exclude one $6.1 million hotel loan classified as held for sale.

Live Oak Bancshares, Inc.

Quarterly Average Balances and Net Interest Margin

(Dollars in thousands)

	Three months ended December 31, 2020			Three months ended September 30, 2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Interest earning balances in other banks	$384,811	$524	0.54%	$681,408	$320	0.18%
Federal funds sold	24,420	5	0.08	54,979	14	0.10
Investment securities	722,353	3,345	1.84	755,412	4,123	2.17
Loans held for sale	1,179,502	15,414	5.18	1,084,024	14,399	5.27
Loans and leases held for investment (1)	5,114,069	63,752	4.95	4,782,075	56,222	4.66
Total interest earning assets	7,425,155	83,040	4.44	7,357,898	75,078	4.05
Less: allowance for credit losses on loans and leases	(44,286)			(44,054)
Non-interest earning assets	581,882			778,826
Total assets	$7,962,751			$8,092,670
Interest bearing liabilities:
Interest bearing checking	$309,787	$460	0.59%	$500,007	$747	0.59%
Savings	1,929,378	3,226	0.66	1,669,199	3,674	0.87
Money market accounts	92,372	73	0.31	95,151	83	0.35
Certificates of deposit	3,217,854	15,436	1.90	3,423,643	17,651	2.05
Total interest bearing deposits	5,549,391	19,195	1.37	5,688,000	22,155	1.55
Borrowings	1,702,129	1,544	0.36	1,733,805	1,560	0.36
Total interest bearing liabilities	7,251,520	20,739	1.13	7,421,805	23,715	1.27
Non-interest bearing deposits	56,427			43,993
Non-interest bearing liabilities	58,955			55,353
Shareholders' equity	595,849			571,519
Total liabilities and shareholders' equity	$7,962,751			$8,092,670
Net interest income and interest rate spread		$62,301	3.31%		$51,363	2.78%
Net interest margin			3.33			2.77
Ratio of average interest-earning assets to average interest-bearing liabilities			102.39%			99.14%

(1)Average loan and lease balances include non-accruing loans.

Live Oak Bancshares, Inc.

GAAP to Non-GAAP Reconciliation

(Dollars in thousands)

	As of and for the three months ended
	4Q 2020	3Q 2020	2Q 2020	1Q 2020	4Q 2019
Total shareholders’ equity	$567,850	$584,164	$548,435	$533,772	$532,386
Less:
Goodwill	1,797	1,797	1,797	—	—
Other intangible assets	2,179	2,218	2,294	—	—
Tangible shareholders’ equity (a)	$563,874	$580,149	$544,344	$533,772	$532,386
Shares outstanding (c)	42,452,446	40,575,982	40,525,632	40,380,201	40,316,974
Total assets	$7,872,303	$8,093,381	$8,209,154	$5,273,569	$4,812,828
Less:
Goodwill	1,797	1,797	1,797	—	—
Other intangible assets	2,179	2,218	2,294	—	—
Tangible assets (b)	$7,868,327	$8,089,366	$8,205,063	$5,273,569	$4,812,828
Tangible shareholders’ equity to tangible assets (a/b)	7.17%	7.17%	6.63%	10.12%	11.06%
Tangible book value per share (a/c)	$13.28	$14.30	$13.43	$13.22	$13.20
Efficiency ratio:
Noninterest expense (d)	$52,435	$42,650	$48,100	$49,491	$44,410
Net interest income	62,301	51,363	40,898	40,161	38,011
Noninterest income	10,803	47,044	22,411	5,742	20,125
Less: gain (loss) on sale of securities	—	1,225	734	(79)	528
Adjusted operating revenue (e)	$73,104	$97,182	$62,575	$45,982	$57,608
Efficiency ratio (d/e)	71.73%	43.89%	76.87%	107.63%	77.09%

Live Oak Bancshares, Inc.

GAAP to Non-GAAP Reconciliation (Continued)

(Dollars in thousands)

	Three months ended			Twelve months ended
	4Q 2020	3Q 2020	4Q 2019	4Q 2020	4Q 2019
Reconciliation of net income to non-GAAP net income:
Net income	$29,588	$33,780	$6,832	$59,543	$18,034
Loss (gain) on sale of aircraft	6	—	—	6	(357)
Impairment on aircraft held for sale	244	1,019	—	1,263	—
Renewable energy tax credit investment impairment	—	—	—	—	602
Income tax effects and adjustments for non-GAAP items *	(60)	(245)	—	(305)	(59)
Non-GAAP net income	$29,778	$34,554	$6,832	$60,507	$18,220
* Estimated at 24.0%
Non-GAAP earnings per share:
Basic	$0.72	$0.85	$0.17	$1.49	$0.45
Diluted	$0.69	$0.83	$0.17	$1.45	$0.44
Weighted-average shares outstanding:
Basic	41,320,851	40,542,696	40,291,867	40,677,496	40,222,758
Diluted	43,333,707	41,549,632	41,178,472	41,771,250	41,053,514
Reconciliation of financial statement line items as reported to non-GAAP:
Noninterest income, as reported	$10,803	$47,044	$20,125	$86,000	$63,519
Gain on sale of aircraft	—	—	—	—	(357)
Noninterest income, non-GAAP	$10,803	$47,044	$20,125	$86,000	$63,162
Noninterest expense, as reported	$52,435	$42,650	$44,410	$192,676	$164,924
Loss on sale of aircraft	(6)	—	—	(6)	—
Impairment on aircraft held for sale	(244)	(1,019)	—	(1,263)	—
Renewable energy tax credit investment impairment	—	—	—	—	(602)
Noninterest expense, non-GAAP	$52,185	$41,631	$44,410	$191,407	$164,322
Income before taxes, as reported	$12,035	$45,483	$8,917	$47,389	$23,465
Loss (gain) on sale of aircraft	6	—	—	6	(357)
Impairment on aircraft held for sale	244	1,019	—	1,263	—
Renewable energy tax credit investment impairment	—	—	—	—	602
Income before taxes, non-GAAP	$12,285	$46,502	$8,917	$48,658	$23,710
Income tax (benefit) expense, as reported	$(17,553)	$11,703	$2,085	$(12,154)	$5,431
Income tax effects and adjustments for non-GAAP items	60	245	—	305	59
Income tax (benefit) expense, non-GAAP	$(17,493)	$11,948	$2,085	$(11,849)	$5,490

This press release presents the non-GAAP financial measures. The adjustments to reconcile from the applicable GAAP financial measure to the non-GAAP financial measures are included where applicable in financial results presented in accordance with GAAP. The Company considers these adjustments to be relevant to ongoing operating results. The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or financial position of the Company. The non-GAAP financial measures are used by management to assess the performance of the Company’s business for presentations of Company performance to investors, and for other reasons as may be requested by investors and analysts. The Company further believes that presenting the non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by shareholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.